EXHIBIT 32: Rule 13a-14(b) Certification


The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Aoxing Pharmaceutical Company, Inc.

A signed original of this written statement required by Section 906 has been provided to China Aoxing Pharmaceutical Company, Inc. and will be retained by China Aoxing Pharmaceutical Company, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

October 13, 2006                /s/ Zhenjiang Yue
                                ------------------------------------------
                                Zhenjiang Yue, Chief Executive Officer and
                                 Chief Financial Officer